Exhibit 99.1

Aura Biosciences Reports Second Quarter 2026 Financial Results and Recent Business Highlights

Phase 3 CoMpass trial fully enrolled with 108 patients, exceeding enrollment target; on track for topline data in 2H 2027

Strategic operating plan refined to focus on development of bel-sar in ocular oncology

Interim NMIBC data reinforce bel-sar’s potential for durable efficacy and favorable safety profile; NMIBC program being strategically deprioritized to focus company resources on ocular oncology

Organizational restructuring and disciplined capital allocation strategy to align with ocular oncology focus extend expected cash runway into 1H 2029

Strengthening leadership team with appointments of experienced industry executives as Chief Operating Officer, Chief Regulatory and Quality Officer, and Chief People Officer to position Aura for next stage of growth

BOSTON, MA – August 11, 2026 – Aura Biosciences, Inc. (NASDAQ: AURA), a clinical-stage biotechnology company developing a potentially transformative first-in-class therapy for patients with ocular cancers, today reported financial results for the second quarter ended June 30, 2026, and provided a business update.

"Completing enrollment in our Phase 3 CoMpass trial of bel-sar for early choroidal melanoma positions us well for the next phase of our company’s evolution to become a leading ocular oncology company," said Natalie Holles, Chief Executive Officer of Aura Biosciences. "Given the promising therapeutic profile of bel-sar and the significant unmet need for a new treatment in this field, we are prioritizing our efforts and resources on delivering meaningful development milestones, providing ocular oncologists with frontline, vision-preserving treatment options for patients, and creating long-term value for shareholders."

Recent Business Highlights

Early Choroidal Melanoma

The Phase 3 CoMpass trial, the first registration-enabling study in patients with early choroidal melanoma, is fully enrolled with 108 patients, which exceeded the enrollment target. Topline data from the 15-month primary endpoint remain on track for the second half of 2027, consistent with previously communicated guidance.

The trial is being conducted under a Special Protocol Assessment (SPA) agreement with the U.S. Food and Drug Administration (FDA), reflecting alignment with the FDA on the trial design and planned analyses to support a potential Biologics License Application (BLA). If successful, belzupacap sarotalocan (bel-sar) has the potential to become the first approved frontline vision-preserving therapy for patients with early choroidal melanoma, providing a meaningful new treatment option where no FDA-approved drug therapies currently exist.

Additional Ocular Oncology Programs

Aura continues to advance the clinical development of bel-sar in metastases to the choroid and cancers of the ocular surface. The Company is increasing resources directed toward both programs to support more robust clinical data generation in support of future development. Aura expects to provide an update on both programs, including guidance on study completion, in Q1 2027.

NMIBC Program Update

Interim data from the ongoing Phase 1b/2 dose-escalation study of bel-sar in non-muscle invasive bladder cancer (NMIBC) demonstrate an encouraging early clinical profile. Among intermediate-risk patients treated with bel-sar alone (n=8) or with TURBT (n=8), 81% of patients achieved an objective response at 3 months, including 69% with a complete response at that timepoint. Responses have shown strong early durability: among evaluable patients who have reached the 9- (n=4) or 12-months (n=3) timepoints, 100% of evaluable patients remain disease-free at time of assessment. Three-month data collection is ongoing in the high-risk cohorts.

Bel-sar continues to demonstrate a favorable safety profile, with all treatment-related adverse events limited to Grade 1 events, no dose-limiting toxicities, and no treatment-related serious adverse events. These data provide encouraging early clinical proof-of-concept for intratumoral delivery of bel-sar and support the potential utility of this route of administration for ocular cancers.

While these early data are encouraging, as part of its strategic refocus on ocular oncology, the Company is minimizing resource allocation toward the NMIBC program on a going forward basis. The Company remains committed to the care of patients and intends to complete data collection through the protocol-defined 12-month follow-up period to preserve optionality for value creation in the context of future potential strategic discussions.

Organizational and Leadership Updates

Aura has streamlined its operating plan and organizational structure to focus resources in ocular oncology, including a reduction in force of approximately 20% of the workforce. Together with disciplined capital allocation, these actions are expected to extend the Company's projected cash runway into the first half of 2029 to support execution of the Phase 3 CoMpass trial, advancement of its additional ocular oncology programs and preparation for potential commercialization.

Aura today announced the appointments of Susan Abu-Absi as Chief Operating Officer, Erica Kratz as Chief Regulatory and Quality Officer, and Julie Person as Chief People Officer. As previously announced on July 8, 2026, Jeremy Bender also joined the Company's Board of Directors.

"I am thrilled to welcome Susan, Erica and Julie to Aura," said Natalie Holles. "As we sharpen our focus on ocular oncology and advance bel-sar toward potential BLA filing, we are building a fit-for-purpose organization with the capabilities needed for our next stage of growth. Their collective experience will be invaluable as we execute on our strategy and prepare for potential registration and commercialization."

Aura also announced that Tony Gibney, Chief Financial and Business Officer and Conor Kilroy, Chief Legal Officer are stepping down, and Mark Plavsic has stepped down as Chief Technology Officer.

"On behalf of the Board and the entire Aura team, I want to thank Tony, Conor and Mark for their leadership and contributions to Aura," said Natalie Holles. "Each has played an important role in advancing the Company and positioning Aura for this next chapter, and we wish them all the very best in their future endeavors."

Susan Abu-Absi, Ph.D., Chief Operating Officer

Susan Abu-Absi, Ph.D., is a seasoned biopharmaceutical executive with more than 20 years of leadership experience spanning technical development, manufacturing, quality and global operations. Most recently, she served as Chief Operating Officer at Be Biopharma, where she led the company's operational strategy and execution. Prior to Be Biopharma, she was Chief Technology Officer at 2seventy bio, leading technical development, supply and quality and supporting the commercialization of Abecma® as well as the advancement of multiple cell therapy programs. Previously, Susan held senior leadership roles at bluebird bio, where she played an integral role in the approvals of Zynteglo® and Skysona®, and at Bristol Myers Squibb and Bayer Healthcare. She holds a Ph.D. in Chemical Engineering from the University of Minnesota and a B.S. in Chemical Engineering from the University of Toledo.

Erica Kratz, Ph.D., Chief Regulatory and Quality Officer

Erica Kratz, Ph.D., is a regulatory affairs and quality executive with more than 20 years of experience leading global regulatory strategy and development quality across the biotechnology industry. Most recently, she served as Senior Vice President, Regulatory Affairs and Head of Development Quality Assurance at Denali Therapeutics, where she built and led the team from the company's first clinical trial through the advancement of multiple programs into the clinic, including the BLA submission and FDA approval of Avlayah® in Hunter Syndrome. Prior to Denali, Erica spent a decade at Genentech, where she led global regulatory strategy for multiple oncology programs spanning early development through commercialization, including U.S. and Canadian marketing applications for Herceptin® in gastric cancer. She holds a Ph.D. in Molecular and Cell Biology from the University of California, Berkeley and a B.S. in Cell and Molecular Biology from the University of Arizona.

Julie Person, Chief People Officer

Julie Person is a human resources executive with more than 20 years of experience leading people strategy and organizational development across the biopharmaceutical industry. Most recently, she served as Chief People Officer at Vera Therapeutics. Prior to Vera, Julie served as Chief People Officer at Third Harmonic Bio and held senior human resources leadership roles at Neumora Therapeutics, Audentes Therapeutics, Sangamo Therapeutics, Shire, Blue Shield of California and McKesson. Her experience spans organizational design, talent acquisition, leadership development, culture and change management, supporting organizations through all stages of growth from early development to commercialization. She holds a B.A. in Communications from Saint Mary’s College of California.

Second Quarter 2026 Financial Results

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As of June 30, 2026, Aura had cash and cash equivalents and marketable securities totaling $323.8 million. The Company believes its current cash and cash equivalents and marketable securities are sufficient to fund its operations into 1H 2029.

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Research and development expenses increased to $30.7 million for the three months ended June 30, 2026 from $22.9 million for the three months ended June 30, 2025, primarily due to ongoing clinical and CRO costs associated with the progression of the CoMpass global Phase 3 trial of bel-sar in early choroidal melanoma and manufacturing and development costs for bel-sar.

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General and administrative expenses increased to $17.3 million for the three months ended June 30, 2026 from $5.7 million for the three months ended June 30, 2025. General and administrative expenses include $10.3 million and $1.8 million of stock-based compensation for the three months ended June 30, 2026 and 2025, respectively. The increase was primarily driven by increased stock-based compensation expense resulting from equity award modifications in connection with executive leadership transitions, as well as higher professional fees.

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Net loss for the three months ended June 30, 2026 was $45.6 million compared to $27.0 million for the three months ended June 30, 2025.

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In connection with the Company's organizational restructuring to align resources behind its ocular oncology portfolio, the Company estimates to incur restructuring charges of approximately $2.9 million to $3.2 million, comprised of employee termination benefits which include severance, continuation of health care benefits, and outplacement services as well as incremental stock-based compensation expense resulting from the acceleration of vesting of certain stock-based awards. The restructuring plan is expected to be substantially complete by the end of the third quarter of 2026.

About Aura Biosciences

Aura Biosciences is a clinical-stage biotechnology company developing bel-sar, a potentially transformative, first-in-class therapy for patients living with ocular cancers. Bel-sar represents an entirely novel approach to treating ocular cancers via its dual mechanisms of action of acute tumor necrosis and secondary anti-tumor immune activation. The Phase 3 registration study of Bel-sar in early choroidal melanoma, the largest patient segment of uveal melanoma, is fully enrolled, and earlier stage studies in metastases to the choroid and cancers of the ocular surface are ongoing. Aura's mission is to improve outcomes for patients living with ocular cancers by delivering a therapy that not only arrests tumor growth but also preserves vision and quality of life.

For more information, visit aurabiosciences.com. Follow us on X, @AuraBiosciences, and visit us on LinkedIn.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, and other federal securities laws. Any statements that are not statements of historical fact may be deemed to be forward-looking statements. Words such as “may,” “will,” “could,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “projects,” “seeks,” “endeavor,” “potential,” “continue” or the negative of such words or other similar expressions can be used to identify forward-looking statements. These forward-looking statements include express or implied statements regarding Aura’s future expectations, plans and prospects, including, without limitation, statements regarding the therapeutic potential of bel-sar; statements regarding Aura’s plans and expectations for its ongoing and future clinical trials of bel-sar in multiple oncology indications, including with respect to clinical trial initiations; statements regarding the timing and plans for the Company’s Phase 3 CoMpass trial in early choroidal melanoma, including the timing of topline data; statements regarding the timing and plans for data with respect to its Phase 2 clinical trial of bel-sar for the treatment of metastases to the choroid and Phase 1 proof-of-concept study of bel-sar for the treatment of cancers of the ocular surface; statements regarding Aura’s expectations for an improved quality of life of patients after treatment with bel-sar and changes to the treatment paradigm for patients; statements regarding Aura’s expectations for the estimated patient populations and related market opportunities for bel-sar; statements regarding the Company’s expected cash runway; statements regarding the expected costs and cost reductions associated with the restructuring; and statements regarding potential strategic discussions.

The forward-looking statements in this press release are neither promises nor guarantees, and investors should not place undue reliance on these forward-looking statements because they involve known and unknown risks, uncertainties and other factors, many of which are beyond Aura’s control and which could cause actual results to differ materially from those expressed or implied by these forward-looking statements, including, without limitation, uncertainties inherent in clinical trials and in the availability and timing of data from ongoing clinical trials; the expected timing for submissions for regulatory approval or review by governmental authorities; the risk that the results of Aura’s preclinical and clinical trials may not be predictive of future results in connection with future clinical trials; the risk that early or interim data from ongoing clinical trials may not be predictive of final data from completed clinical trials; the risk that governmental authorities may disagree with Aura’s clinical trial designs, even where Aura has obtained agreement with governmental authorities on the design of such trials, such as the Phase 3 special protocol assessment agreement with the U.S. Food and Drug Administration; whether Aura will receive regulatory approvals to conduct trials or to market products; whether Aura’s cash resources will be sufficient to fund its foreseeable and unforeseeable operating expenses and capital expenditure requirements; Aura’s ongoing and planned preclinical activities; and Aura’s ability to initiate, enroll, conduct or complete ongoing and planned clinical trials. These risks, uncertainties and other factors include those risks and uncertainties described under the heading “Risk Factors” in Aura’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q filed with the United States Securities and Exchange Commission (SEC) and in subsequent filings made by Aura with the SEC, which are available on the SEC’s website at www.sec.gov/. Except as required by law, Aura disclaims any intention or responsibility for updating or revising any forward-looking statements contained in this press release in the event of new information, future developments or otherwise. These forward-looking statements are based on Aura’s current expectations and speak only as of the date hereof and no representations or warranties (express or implied) are made about the accuracy of any such forward-looking statements.

Investor and Media Relations Contact:

Alex Dasalla

Head of Investor Relations and Corporate Communications

IR@aurabiosciences.com

Aura Biosciences, Inc.

Condensed Consolidated Statements of Operations and Comprehensive Loss

(Unaudited)

(in thousands, except share and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Operating Expenses:
Research and development	$30,749	$22,882	$58,709	$46,225
General and administrative	17,320	5,731	24,226	11,423
Total operating expenses	48,069	28,613	82,935	57,648
Total operating loss	(48,069)	(28,613)	(82,935)	(57,648)
Other income (expense):
Interest income, including amortization and accretion income	2,307	1,678	3,497	3,271
Other income (expense)	154	(36)	155	(59)
Total other income	2,461	1,642	3,652	3,212
Loss before income taxes	(45,608)	(26,971)	(79,283)	(54,436)
Income tax provision, net	(29)	(48)	(39)	(66)
Net loss	$(45,637)	$(27,019)	$(79,322)	$(54,502)
Net loss per common share—basic and diluted	$(0.48)	$(0.47)	$(0.98)	$(1.01)
Weighted average common stock outstanding—basic and diluted	94,863,400	58,015,718	81,231,222	54,092,728
Comprehensive loss:
Net loss	$(45,637)	$(27,019)	$(79,322)	$(54,502)
Other comprehensive income (loss):
Unrealized loss on marketable securities	(290)	(88)	(368)	(226)
Currency translation adjustment	(173)	8	(200)	(12)
Total other comprehensive loss	(463)	(80)	(568)	(238)
Total comprehensive loss	$(46,100)	$(27,099)	$(79,890)	$(54,740)

Aura Biosciences, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(in thousands, except share and per share amounts)

	June 30, 2026	December 31, 2025
Assets
Current assets:
Cash and cash equivalents	$67,836	$59,515
Marketable securities	256,004	84,726
Prepaid expenses and other current assets	5,188	5,498
Total current assets	329,028	149,739
Restricted cash and deposits	768	768
Right-of-use assets - operating lease	14,993	15,828
Other long-term assets	1,139	471
Property and equipment, net	2,201	2,624
Total Assets	$348,129	$169,430
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	2,254	1,549
Short-term operating lease liability	3,292	3,243
Accrued expenses and other current liabilities	14,014	13,591
Total current liabilities	19,560	18,383
Long-term operating lease liability	13,302	14,134
Total Liabilities	32,862	32,517
Commitments and Contingencies
Stockholders’ Equity:
Common stock, $0.00001 par value, 150,000,000 authorized at June 30, 2026 and December 31, 2025, and 103,480,053 and 63,587,777 shares issued and outstanding at June 30, 2026 and December 31, 2025, respectively	1	—
Additional paid-in capital	914,769	617,433
Treasury stock, at cost, 6,922,870 shares held at June 30, 2026 and no shares held at December 31, 2025	(39,093)	—
Accumulated deficit	(559,740)	(480,418)
Accumulated other comprehensive loss	(670)	(102)
Total Stockholders’ Equity	315,267	136,913
Total Liabilities and Stockholders’ Equity	$348,129	$169,430